Exhibit 15.1
July 30, 2008
Securities and Exchange Commission
100 F Street, N.E.
Washington, DC 20549
Commissioners:
We are aware that our report dated July 30, 2008 on our review of interim financial information of Visteon Corporation (the “Company”) for the three and six month periods ended June 30, 2008 and June 30, 2007 included in the Company’s quarterly report on Form 10-Q for the quarter ended June 30, 2008 is incorporated by reference in its Registration Statements on Form S-3 (No. 333-85406) dated April 2, 2002, and Form S-8 (Nos. 333-39756, 333-39758, 333-40202, 333-87794, 333-115463 and 333-145106) dated June 21, 2000, June 21, 2000, June 26, 2000, May 8, 2002, May 13, 2004 and August 3, 2007, respectively.         .
Very truly yours,
/s/ PricewaterhouseCoopers LLP
PricewaterhouseCoopers LLP